Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) having an Effective Date of 19 June, 2019 is made by and between: Flexpoint Sensor Systems, Inc., (“Licensor”), a Utah corporation, with its principal office at 106 West 12200 South, Draper, Utah 84020 and subVo, LLC, (“Licensee”), a Utah Limited Liability Company, with its with its principal office at 13894 S. Bangerter Parkway, Suite 200, Draper, UT 84020. Licensor and Licensee may be referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, Licensor is the owner of all right, title, and interest in certain intellectual property which includes trademarks, patents, copyrights, and trade secrets and has license to certain other intellectual property;

WHEREAS, Licensee is in the business of the development and sales of devices to improve audio performance of speakers, loudspeakers and microphones and desires to obtain a license to make, use, exploit, and sell services and products in conjunction with the IP;

WHEREAS, Licensor and Licensee have, prior to the execution of this Agreement, operated under a Development Agreement and an oral license substantially identical to the terms herein and now desire to enter into a formal written license agreement that embodies the same; and

WHEREAS, Licensor has the right to grant a license to Licensee under the IP and is willing to do so on the terms and conditions recited in this Agreement.

NOW, THEREFORE, the Licensor and Licensee agree as follows:

1.

DEFINTIONS:

1.1.

 “Field” means the sales and manufacture of devices to improve audio performance of speakers and loudspeakers

1.2.

“IP” means intellectual property owned by Licensor associated with Bend Sensor Technology, educational materials for the same, marketing materials for the same, technology related thereto, and branding related thereto, including but not limited to the following: United States registered patent (US. Reg. No. 7,277,004), pending United States patent application (US. App. No. 16/351,767), any future related applications and registrations in the Territory and any future or additional rights related thereto that are mentioned in correspondence between Licensor and Licensee as being incorporated into this Agreement.

1.3.

“Term” means the period beginning on the Effective Date and ending three years from the Effective Date or upon the termination of this Agreement, whichever occurs first.  The Term of this Agreement will automatically renew in one year periods if not terminated at least thirty days before the end of successive Term period.

1.4.

“Territory” means the World.

2.

LICENSE: Licensor hereby grants to Licensee an exclusive, non-transferable license subject to section 11 of this Agreement to the IP for the Term and Territory to make, use, export, import, offer to sell, and sell services and products in conjunction with the IP, all of which is limited to the Field.  The Licensor may hereby grant to Licensee an exclusive, non-transferable license subject to section 11 of this agreement to the IP for the Term and Territory to make, use, export, import, offer to sell, and sell services and products in conjunction with the IP, all of which is limited to the Field.  The exclusive, non-transferable license is subject to an exclusive license payment of Four Hundred Fifty Thousand Dollars, ($450,000), for the term of this Agreement.

3.

PAYMENT:

3.1.

Consideration: Consideration shall comprise the following:

Licensee shall pay Licensor a single payment of $450,000 no later than 10 calendar days after the Effective Date of this Agreement by cash, check, wire transfer, or direct deposit.  Licensee herein assigns all rights, title and interest in intellectual property rights, which are created or received as a result in association with the Field.  Licensee agrees to cooperate with Licensor in securing such rights and shall sign any documents reasonably required in the securing of such rights without additional compensation.  Licensee agrees that all commercial use of trade marks by Licensee of the IP in the Territory is attributable to Licensor regardless of the Field.  The Parties agree that the foregoing consideration is sufficient, substantial and adequate.

4.

CONFIDENTIALITY: Licensor and Licensee acknowledge that the specific terms of this Agreement and amount of Licensee’s payments actually made to Licensor under this Agreement are confidential and proprietary information relating to this Agreement and the business of Licensor and Licensee.  Accordingly, the parties agree that, unless required by law, each of them shall keep that information confidential and shall not disclose it, or permit it to be disclosed, to any third party without the prior written consent of the other party.  Notwithstanding the foregoing, the parties may disclose the information herein and related hereto to their respective, employees, accountants, attorneys, agents or representatives who need to know such information for business purposes and who shall be under obligation to protect and not disclose the same.

5.

QUALITY CONTROL: Licensee agrees to maintain a consistent level of quality of the designs and items bearing the IP, including, but not limited to, advertising, clothing, promotional items, accessories, and letterhead substantially equal to that found in Licensee’s existing items bearing the IP. Licensee shall make available or otherwise submit to an officer or designee of Licensor for prior approval all designs and items bearing the IP, including, but not limited to, advertising, clothing, promotional items, accessories, and letterhead which deviate from Licensee’s current use of the IP.  Approval by an officer of Licensor shall not unreasonably be withheld.  Approval or disapproval by an officer of Licensor shall be given within 72 hours of notification by email and telephone call to Licensor from Licensee. Should Licensor not answer, a voicemail shall be left stating the purpose of the call.  Should the 72 hour time limit be insufficient Licensor shall notify Licensee, and Licensor and Licensee agree to implement an amended reasonable time limit.  Should Licensor fail to approve or disapprove before the expiration of the time limit, the modification shall be deemed approved.

6.

NOTIFICATION: Licensee shall place the following language (or language substantially similar thereto) on Licensee’s website and advertising: “Bend Sensor products and the Bend Sensor name is used under license from Sensitron, Inc. and Flexpoint Sensor Systems, Inc..”

7.

TERMINATION:

7.1.

Termination by Licensor: In addition to all other remedies Licensor may have, Licensor may terminate this Agreement and the license granted in the Agreement in the event that Licensee is declared bankrupt by order of a United State Bankruptcy court of competent jurisdiction as a result of a petition in bankruptcy filed by or against Licensee.

7.2.

Termination by Licensee: If the IP is determined to be invalid or unenforceable by any court or tribunal of competent jurisdiction, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review, Licensee may terminate this Agreement at will and shall have no further obligations hereunder.

7.3.

Effect of Termination: After the termination of this Agreement, Licensee shall have no rights under the IP.  In addition, upon termination of this Agreement, the Licensee shall return or destroy any or all IP and provide proof thereof to the Licensor.

7.4.

No Discharge on Termination: No termination of this Agreement for any reason shall relieve or discharge either Licensor or Licensee from any duty, obligation, or liability that was accrued as of the date of the termination, including, without limitation, the obligation to indemnify or to pay any amounts due as of the date of termination.

8.

REPRESENTATIONS & WARRANTIES:  The Parties represent they have full authority to enter into this Agreement, and have the full consent to do so by any third party necessary.  Licensor represents and warrants that Licensor is the owner of all right, title, and interest in the IP and has the right to grant an exclusive license to Licensee.

      9.   ENFORCEMENT AND PROTECTION OF PATENT RIGHTS.

9.1 Each Party will promptly notify the other Party in writing if it knows or  has reason to believe any of the IP rights are being infringed or are expected to be infringed by a third party or if any of the IP rights have been misappropriated.

9.2 If Licensee elects to advance a claim of infringement against a third party or charge a third party with misappropriation, Licensor shall have the right, but not the obligation, to join with Licensee as a co-plaintiff if permitted by law.

(i)

If Licensor elects to employ counsel with Licensee in advancing a claim, the out-of pocket costs and attorneys fees thereafter shall be borne equally by Licensor and Licensee, and any actual proceeds will be shared equally by Licensor and Licensee.

(ii)

If Licensor retains its own counsel in connection with a claim being advanced under this subparagraph, Licensor shall bear its own attorneys fees and costs.  If there are proceeds from such claim, then the Parties shall first subtract and recover their costs equally, then their respective attorney’s fees equally and fully.  Any remaining proceeds shall be shared in proportion to the amount of attorney’s fees and costs expended by each of the Parties.

(iii)

Licensee shall have the sole right to approve any settlement of any claim against a third party for infringement of any and all patents of the IP rights.

9.3

If Licensee elects not to advance a claim of infringement or charge a third party with misappropriation of some or all of the IP rights within one (1) year from being informed of such infringement or misappropriation, then Licensor shall then have the right, but not the obligation, to advance such a claim on its own accord and at its own expense.

(a)

Licensee shall have the sole right to approve any settlement of any claim against a third party for infringement of any and all patents of the IP rights.  However, such approval shall not be unreasonably withheld.

(ii)

Licensee will assist as appropriate and Licensor will pay all Licensees’ reasonable out-of-pocket expenses arising from such assistance.

9.4

If Licensor recovers an award in excess of litigation costs, including but not limited to Licensee’s reimbursed out-of-pocket expenses, resulting from enforcement on its own accord, such excess is to be apportioned between the Parties such that Licensor receives ninety percent (90%) of the excess award and Licensee receives ten percent (10%) of the excess award.

10.

ASSIGNMENT:  Licensee shall not grant rights conveyed under this Agreement, sublicense the Agreement, or assign the Agreement as a whole without prior written consent of Licensor, except in the case Licensee is acquired by another entity. Any sublicense by Licensee shall incorporate the obligations of this Agreement, by language to the same effect.  Fees payable to Licensor by Licensee arising from rights utilized by a third party under sublicense from Licensee shall be governed by Section 3 of this Agreement regardless of any fees paid or not paid by such third party to Licensee.

11.

DISPUTE RESOLUTION: In the event of any disagreement regarding performance under or interpretation of this Agreement, and prior to the commencement of any formal proceeding, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating an appropriately authorized representative from each party to resolve the dispute.  The parties may also agree to employ mediation to resolve the dispute prior to initiating formal proceedings. No Party to this Agreement shall file suit prior to 60 calendar days from when the alleged breach is discovered. If the parties cannot resolve such dispute, and the 60 calendar day waiting period has expired, then any legal action shall be brought and heard in the courts of the State of Utah or Federal District court located in Salt Lake City, Utah.  Utah law shall apply to interpretation this Agreement.  The parties to this Agreement each consent to the in personam special jurisdiction and venue of such State or Federal District court located in Utah to resolve a dispute arising out of this Agreement. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, or by first class certified mail, and shall be deemed effectively given upon receipt.

12.

MISCELLANEOUS:

12.1.

Survival: The provisions of this Agreement relating to payment obligations, confidentiality, indemnification, remedies, and dispute resolution shall survive the expiration or termination of this Agreement.

12.2.

Severability: If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable, or void. If the remainder of this Agreement is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

12.3.

Waiver and Modification: No modification of any of the terms of this Agreement will be valid unless in writing and signed by both parties.  No waiver by either party of a breach of this Agreement will be deemed a waiver by such party of any subsequent breach.

12.4.

Headings: The headings in this Agreement are for reference only and shall not in any way control the meaning or interpretation of this Agreement.

12.5.

No Other Agreement: The parties to this Agreement each represent that in entering into this Agreement, they rely on no promise, inducement, or other agreement not expressly contained in this Agreement; that they have read this Agreement and discussed it thoroughly with their respective legal counsel; that they understand all provisions of this Agreement and intend to be bound by them; and enter into this Agreement voluntarily.

12.6.

Entire Agreement: This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties, which supersedes all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to the subject of this Agreement. Signatures transmitted electronically shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

LICENSOR – Flexpoint Sensor Systems, Inc.:

Title: President.

Date: 19 June, 2019

Printed Name: Clark M. Mower

Signature: /s/ Clark M. Mower

LICENSEE: subVo, LLC

Title: Managing Director

Date: 19 June, 2019

Printed Name: John Kelley

Signature:  /s/ John Kelley